Exhibit 10.2

December 24, 2008

Mr. James Green

7 Winthrop Road

Lexington MA 02421

Dear Jim:

Reference is made to your letter agreement with Analogic Corporation (the “Company”) dated April 20, 2007 (the “Agreement”). The purpose of this document is to amend the Agreement in view of certain regulations recently promulgated by the Internal Revenue Service (the “IRS”) in connection with Internal Revenue Code (“IRC”) Section 409A and to more clearly state our understanding with regard to certain payments that may be subject to excise taxes under the IRC. We do not intend to otherwise alter the terms of the Agreement. In all respects, the Agreement shall remain in full force and effect, provided, however, that:

1.	It is agreed that Sections 13 through 15 are hereby amended and restated in their entirety to read as follows:

13. Change-In-Control. You will be eligible for the following Change-in-Control (CIC) (as defined below) benefits in the event your employment is terminated without Cause within twenty-four (24) months following a CIC, the distribution of which is subject to the provisions of Section 19 hereof:

a.	Two (2) times your base salary plus the greater of your target or three (3) year average bonus, payable in a lump sum thirty (30) days following your termination;

b.	Pro-rata portion of the greater of your target or actual bonus, to the extent determinable, for your year of termination, payable in a lump sum thirty (30) days following your termination;

c.	Benefit continuation for twenty-four (24) months, payable in accordance with the Company’s regular payroll practice for benefits;

d.	Equity acceleration, and

e.	If any Internal Revenue Code Section 4999 parachute payment excise taxes are imposed, you will be eligible for a modified gross up only if your CIC payments exceed the safe harbor amount by the greater of $50,000 or 10%. However, should your CIC payments exceed the safe harbor amount by less than $50,000 or 10% of your safe harbor amount; you will receive the greater of: (1) your total CIC payments less the estimated cost of your excise tax or (2) your safe harbor amount. If and to the extent that any payments or benefits are required to be cut back pursuant to this Section 13(e), the payments or benefits shall be reduced or eliminated as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers any excise tax, all and in each case as is necessary to maximize your after-tax position.

For purposes of this Agreement, CIC shall have the meaning set forth in the Company’s May 2007 form CIC Agreement as amended in December, 2008.

14. General Severance. You will also be eligible for the following severance benefits in the event your employment is terminated by the Company without Cause and unrelated to a CIC, the distribution of which is subject to the provisions of Section 19 hereof:

a.	Twelve (12) months salary continuation, with payment commencing thirty (30) days following your termination, plus a lump sum payment equal to your target bonus, payable thirty (30) days following your termination; and

b.	Equity treatment as described in Sections 6 and 7 above.

15. Restrictive Covenants. Severance payments will be conditioned on your signing of a general waiver and release of claims and the expiration of any applicable revocation period occurring within sixty (60) days following your termination date, and your agreement not to compete against the interests of the Company, or solicit employees or customers for the severance period, and not disparage the Company nor disclose trade secrets or confidential information.

2.	It is further agreed that Section 18 is hereby amended and restated in its entirety to read as follows:

18. Final Agreement. This Agreement, as amended, sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

3.	It is further agreed that Section 19 is hereby added to read as follows:

19. Payments Subject to Section 409A. Subject to the provisions in this Section 19, any severance payments or benefits under this Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

a.	It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

b.	If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement

c.	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

i.	Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

ii.	Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

d.	The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-(h)(3).

e.	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

f.	The Company may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

By execution of this letter, you hereby agree to the foregoing amendment of the Agreement and reaffirm your obligations under the Agreement.

Very truly yours,

Analogic Corporation

By:	/s/ Fred B. Parks
Fred B. Parks
Chairman, Compensation Committee

Acknowledged and Agreed:

/s/ James W. Green
James Green

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